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                                                                   Exhibit 10.13


                         INTERACTIVE INTELLIGENCE, INC.
                              LETTER OF ASSIGNMENT

July 24, 1998

Michael E. Ford
Interactive Intelligence, Inc.
8675 River Trace
Roswell, GA 30076

Dear Mike:

This letter of assignment ("Agreement") is to confirm our France relocation offer to you ("the Employee") as Director, European Sales for Interactive Intelligence, Inc. ("the Company"), and our mutual understanding concerning the general terms and conditions applicable in the foregoing capacity. This assignment shall be in accordance with the following terms and conditions for the duration of your assignment:


1.       Employing Company:         Interactive Intelligence, Inc.
                                    3500 DePauw Boulevard, Suite 1060
                                    Indianapolis, Indiana 46268

2.       Position:                  Director, European Sales

3.       Work Location:             Aix-en-Provence, France

4.       Point of Origin:           Atlanta, Georgia

5.       Length of Assignment:      Three (3) years

6.       Effective Date:            August 1, 1998

7.       Base Salary:               $85,000 annually



It is our goal to provide you with a compensation package comparable to what you would receive as an employee based in Atlanta, Georgia. In that regard, consideration is given to additional living costs which you may reasonably expect to incur during your international assignment in Aix-en-Provence, France.

This agreement and the benefits contained herein are contingent upon your being authorized to work and reside in the Host Country. If you lose your authorization to work in the Host Country at any time, for any reason during the life of this agreement, the Company will consider your circumstances, but may, at its sole discretion, consider all, or any portion of this agreement void.

You understand and agree that the differential payments and adjustments described below as well as any other allowances or gratuities provided by the Company to you under this Agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits.

8. INCOME TAX EQUALIZATION
At the Company's expense, Ernst & Young LLP will advise you as to the filing requirements in the home and host countries, and will assist you with annual tax return preparation and filings. Ernst & Young LLP will also prepare the


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Letter of Assignment
Page 2

annual tax equalization calculation. Your income will be equalized (or theoretically taxed) per the attached Balance Sheet.

9. SHIPMENT OF HOUSEHOLD GOODS AND STORAGE
The Company will provide, at a reasonable cost based on competing quotes,

- shipment to enable the employee to bring the items necessary to establish their household at the host location (including one automobile), and
-    shipment of a horse to the host location.

Items not sent to the host location will be retained in storage, at a reasonable cost based on competing quotes, at the home country at the expense of the Company.

10. RELOCATION ALLOWANCE
If the shipment expenses (listed above in #9) are $25,000 or less, you will be provided an additional relocation allowance up to $5,000 for properly documented one-time expenses. If the shipment expenses listed above in #9 are more than $25,000, this allowance will be reduced by the amount these shipment expenses exceed $25,000. This allowance would include items such as electrical appliance replacement, France work permits and other personal licenses, and other miscellaneous expenses incurred solely because of the move. This allowance will be paid directly to you and must be accounted for, with any excess funds returned, within 90 days of the actual move.

11. HOST COUNTRY HOUSING
You will be provided an allowance for interim suitable housing at the host location. The Company will pay for rental expense, including utilities, until your home in the home country is sold. The rent allowance will be paid directly to the landlord and the utilities will be paid either to the landlord or you.

12. HOME SALE
The Company will reimburse you up to $30,000 for properly documented real estate commissions and associated personal tax implications on the sale of your home in Atlanta. For each month beyond 1998 that the Company pays rent in the host country (see #11 above), this limit will be reduced by the amount of Company paid host country rent. For each month in 1998 that the Company does not pay rent in the host country, the $30,000 limit will be raised by the amount of host country rent the Company saves, up to a maximum of three months.

13.  COMPENSATION
Your compensation will be adjusted for a cost of living differential and automobile differential based on typical costs in Marseilles, France and Atlanta, Georgia. See the attached "Balance Sheet" for further compensation detail.

14.  SCHOOLING REIMBURSEMENT
The Company will reimburse tuition and other associated fees for your daughter Maggie while attending the International Bilingual School of Provence during the typical school year (September through June). This reimbursement may be paid either to you or directly to the school.

15.  HOME LEAVE ALLOWANCE
Each calendar year while located in Aix-en-Provence, you and your family are eligible for a $3,000 Home Leave Allowance to travel to the home country.

16.  LANGUAGE TRAINING
The Company will reimburse you up to $4,000 for properly documented language training costs for you and your family.

17.  BENEFITS
You are entitled to continued participation in the benefits programs similar to Company-sponsored US programs for medical, dental, vision, and retirement coverage. If applicable, the Company will either pay directly or reimburse you for all foreign government social benefits costs. In return, you agree that any foreign government social benefit made payable to you upon your termination, severance, or retirement from a foreign subsidiary or affiliate will be payable to the Company.

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Letter of Assignment
Page 3

18. OTHER CONSIDERATIONS
         a) Your assignment is anticipated to last a period of three (3) years. At the end of this period, assignment extension and renewal options will be examined in accordance with operational requirements and corporate objectives. However, you acknowledge that the Company may re-assign you to the Home Country at any time and terminate the terms of this agreement. Upon either completion of your assignment or termination of your employment without cause, you will be eligible for relocation benefits in connection with your transfer back to the Home Country in accordance with the current relocation guidelines of the Company.

         b) In the event you voluntarily resign from this position, payment of differentials or relocation allowances will be prorated based on the length of your assignment term. The Company will direct you concerning the repayment of money advanced to you or on your behalf. You agree to timely reimburse the Company as directed in this instance.

         c) The terms and conditions of this Agreement shall at all times be governed by the laws of the United States and the state of Indiana. All issues relating to the Agreement's validity, construction, performance, and termination shall be subject to such laws. Notwithstanding the terms and provisions outlined herein, this agreement is not intended as, nor does it imply, a guarantee of employment or an employment contract. Employment at Interactive Intelligence, Inc. is "at will."

         d) All other terms and conditions of your assignment not specifically covered by this Letter of Assignment shall be governed by the general terms and conditions of your existing employment agreement.

         e) We realize that it is difficult to foresee all of the future problems in connection with this assignment and your return at the conclusion thereof. While we have tried to cover major known conditions in this letter, questions may arise regarding other items. We will gladly discuss such items with you at the proper time, and I am sure that we will be able to arrive at reasonable solutions.


Please signify your understanding of, and agreement with, the terms of this agreement by initialing each page and signing the last page of this letter.


Sincerely,


/s/ Donald E. Brown     10/8/98         /s/ Keith A. Midkiff             9/29/98
-------------------------------         ----------------------------------------
CEO                        Date         Controller                          Date



I agree to the terms and conditions covering my assignment to Aix-en-Provence as set forth in the above letter.



/s/ Michael E. Ford     Sep. 22, 1998
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Director, European Sales         Date